EXHIBIT 2.2

                               AMENDMENT NO. 1 TO

                          AGREEMENT AND PLAN OF MERGER

      This   AMENDMENT  NO.  1  TO  THE  AGREEMENT  AND  PLAN  OF  MERGER  (this
"Amendment"), dated as of June 29, 1999, is entered into by and between BSB Bancorp, Inc. ("BSB Bancorp") and Skaneateles Bancorp, Inc. ("SKAN").

      WHEREAS, BSB Bancorp and SKAN (the "Parties") previously entered into an Agreement and Plan of Merger (the "Agreement"), dated as of January 25, 1999; and

      WHEREAS, the Parties desire to amend the Agreement in certain respects as provided below;

      NOW, THEREFORE, in consideration of the matters set forth in the Recitals to the Agreement, the mutual convenants contained in the Agreement and for other valuable consideration, the Parties agree as follows:

            1. The language in Section 5.4 of the Agreement shall be deleted and replaced in its entirety as follows:

      5.4 TERMINATION OF ESOP.

      As soon as practicable after the date of this Agreement, but in no event less than 24 hours prior to the Effective Time, SKAN and each SKAN Subsidiary shall adopt all corporate resolutions necessary to: (i) freeze participation and benefit accruals under all Plans that are intended to be "qualified" under Code section 401 other than the Skaneateles Savings Bank 401(K) Savings Plan (the "Qualified Plans"), effective no later than 24 hours prior to the Effective Time; (ii) effective no later than 24 hours prior to the Effective Time, terminate the Qualified Plans and (iii) effective no later than 24 hours prior to the Effective Time, fully vest the participants in the Skaneateles Savings Bank 401(K) Savings Plan in their account balances thereunder. As soon as practicable after the date of this Agreement, but in no event less than 24 hours prior to the Effective Time, SKAN and each SKAN Subsidiary shall contribute to each Qualified Plan all contributions, including but not limited to employee deferrals and related matching contributions, required or necessary under the terms of such Qualified Plan covering the benefits that have accrued as of the Effective Time. The Skaneateles Savings Bank 401(K) Savings Plan shall not be terminated.

            2. Except as provided above, the terms and conditions of the Agreement shall remain unchanged.

            3. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


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      IN WITNESS WHEREOF,  BSB Bancorp and SKAN have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of this 29th day of June, 1999.

                                          BSB BANCORP, INC.

ATTEST:

By: /s/ Larry G. Denniston                By: /s/ Alex S. DePersis
        ----------------------                    ------------------------------
        Larry G. Denniston                        Alex S. DePersis
        Senior Vice President and                 President and Chief Executive
        Corporate Secretary                       Officer

                                          SKANEATELES BANCORP, INC.

ATTEST:

By: /s/ J. David Hammond                  By: /s/ John P. Driscoll
        ----------------------                    ------------------------------
        J. David Hammond                          John P. Driscoll
        Executive Vice President                  Chairman of the Board,
        and Secretary                             President and Chief Executive
                                                  Officer